Exhibit No. 10.02

August 20, 2004

Mr. Steve Kelchen

10 Lakeside Drive

Washington, Missouri 63090

Re:	Terms of Employment with Caraustar Industries, Inc.

Dear Steve:

On behalf of Caraustar Industries, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1. Title and Reporting: Vice President, Custom Packaging Group, reporting to the Senior Vice President and Chief Operating Officer.

2. Duties: Duties will include, but are not limited to, planning, direction and coordination of the operational and sales and marketing aspects of the business units of the Custom Packaging Group, and such other duties consistent with your position as assigned to you from time to time.

3. Compensation

(a) Base Salary: $300,000 per year (provided in accordance with the Company’s standard payroll practices for all salaried employees), which may be increased by the Board of Directors at its sole discretion.

(b) Bonus: You will be eligible for an annual bonus at the Company’s discretion under the terms of the Company’s Senior Management Incentive Compensation Plan as currently in effect; provided, however, that you are guaranteed to receive a bonus for plan year 2004 of not less than $20,000 and for plan year 2005 of not less than 25% of your base salary earned during that plan year.

4. Benefits

(a) Basic Benefit Plans: You will be eligible to participate in the Company’s regular health, life, disability, retirement and other benefit plans offered to all salaried employees in accordance with the terms of those plans.

Mr. Steve Kelchen

August 20, 2004

(b) You will be eligible for a long-term disability plan supplemental to the Company’s basic long-term disability plan to ensure the replacement of at least 75% of your base salary in the event of a qualifying disability;

(c) Four weeks of earned vacation annually;

(d) You will be granted fifteen years of industry service credit for purposes of the Short-Term Disability income replacement plan;

(e) You will become an immediate participation upon hire in the Supplemental Employee Retirement Plan with fifteen years of industry service credit for purposes of the benefit calculation (with the total benefit payable under the plan to be offset by any vested benefit payments from qualified pension plans of Smurfit-Stone);

(f) You will be provided full relocation services as necessary for your needs under the Company’s Relocation Program;

(g) You will be allowed to have a Country Club membership at your election with an allowance of up to $300 per month for monthly dues and one-time reimbursement of up to $10,000 in initiation related fees;

(h) You may also participate, if you elect, in any of the Company’s other voluntary benefit plans for similarly situated employees.

5. Long Term Equity Grants:

(a) You will receive a one-time non-qualified option grant under the terms of the Caraustar Long Term Equity Plan to purchase 15,000 restricted shares of the Company’s stock valued as of date of hire, with the grant to vest over four years and have a ten (10) year term.

(b) You will receive a one-time Performance Accelerated Restricted Stock (PARS) grant under the terms of the Caraustar Long Term Equity Plan of 10,000 fully valued shares with a target vesting price of $20.00 per share subject to a one-year blackout period.

(c) You will be given a one-time grant of 7,500 fully valued shares as of the date of hire. These shares will vest after one year of employment.

(d) All future equity grants will be determined in accordance with the terms of the Caraustar Long Term Equity Plan.

6. Business Expenses: You will be reimbursed for reasonable and necessary business expenses, in accordance with the Company’s policies and upon presentation of appropriate documentation.

Mr. Steve Kelchen

August 20, 2004

7. Severance Benefits:

(a) In the event your employment is terminated other than because of your death or “disability” (as defined below), by you for any reason, for “cause” (as defined below) or in connection with a qualifying termination under the terms of a change in control severance agreement to be entered between you and the Company, you will be entitled to a severance benefit equal to at least six (6) months’ continuation of your then- current base salary and benefits coverage in place at the time of termination.

(b) In the event your employment is terminated because of your death or disability, for cause, or by you for any reason, you will not be entitled to receive any compensation or benefits after the date of termination, except for any benefits accrued through the date of termination under the Company’s plans.

(c) In the event of a qualifying termination under the terms of the Change in Control severance agreement to be entered between you and the Company, you will be entitled to receive the benefit provided thereunder. The Company will enter such change in control severance agreement with you under terms approved by the Company’s Board of Directors and provided to its other executive officers; provided, that such agreement will at a minimum provide benefits upon a qualifying termination up to the lesser of (i) twenty-four (24) months salary continuation benefit or (ii) such lesser amount as is necessary to ensure that no payments to you thereunder will cause any deductions to be disallowed to the Company or cause you to be assessed any excise taxes under the Internal Revenue Code.

(d) For purposes of this offer, “disability” means termination owing to your inability to perform your duties hereunder by reason of disability or incapacity, due to physical or mental illness, for a period in excess of six (6) consecutive months, and “cause” means (i) your commission of a felony; or (ii) fraud, misappropriation or embezzlement involving Company property or other intentional wrongful acts that materially impair the goodwill or business of the Company or that cause material damage to the Company’s property, goodwill or business.

8. Restrictive Covenants: You agree, as a condition to your employment, to execute any form of confidentiality, non-competition and non-solicitation agreement reasonably requested by the Company and agree that the term of such non-competition and non-solicitation agreement shall be no less than 12 months following your termination of employment or any such longer period during which you are receiving severance benefits from the Company or any successor.

Mr. Steve Kelchen

August 20, 2004

Steve, we are excited at the prospect of your joining the Company and hope that you accept our offer. If I can answer any questions or be of further assistance in your decision process, please do not hesitate to contact Barry Smedstad or me.

Sincerely,

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
Michael J. Keough
Senior Vice President and Chief Operating
Officer

Mr. Steve Kelchen

August 20, 2004

ACKNOWLEDGED AND AGREED:

/s/ Steve Kelchen
Steve Kelchen

Date:	8/31/04